UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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☐	Definitive Proxy Statement
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☒	Soliciting Material under §240.14a-12

US Foods Holding Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On March 29, 2022, US Foods Holding Corp. sent the following communication to certain employees.

March 29, 2022

Dear SLT,

This morning we announced changes to our Board of Directors (LINK TO PRESS RELEASE), including the addition of two highly qualified individuals and John Lederer’s upcoming retirement.

We are excited to welcome Marla Gottschalk and Quentin Roach to our US Foods Board of Directors. Marla brings more than 25 years of industry experience and strong strategic, financial and governance acumen built over her career as an executive and director on several other boards. Before her retirement as an executive, she served as CEO of The Pampered Chef Ltd., and in a variety of senior roles at Kraft Foods. Quentin joins our Board with more than two decades of global supply chain and procurement experience, including senior roles at Mondelez International, Merck & Co and Bristol Myers Squibb. He has deep expertise in supplier relationship management, sourcing strategies and material procurement. I look forward to working with them to advance our strategy and drive value for our stakeholders.

As we welcome two new members, we will say goodbye to John at our Annual Meeting. From 2010 to 2015, John served as our Chief Executive Officer. During that time he led the transformation and relaunch of US Foods, with its new branding and Food - Food People – Easy strategy. As a board member, John challenged our management team to lead our industry and championed our efforts to do so. We will miss John and we thank him for the 12 years he has served our company and for the mentorship he has given to many leaders, including myself.

These appointments are part of our ongoing refreshment practices. Despite our repeated attempts to settle our proxy contest with Sachem Heard, they have not engaged constructively.

Our Board and the ELT remain confident in our plans to deliver significant value to all shareholders. And thanks to your leadership, we are making good progress.

See you at our upcoming SLT call on April 15. In the meantime, if you have any questions, feel free to reach out.

Let’s make every week count!

Pietro

Additional Information & Where You Can Find It

The Company intends to file a definitive proxy statement on Schedule 14A, an accompanying WHITE proxy card and other relevant documents with the SEC in connection with the solicitation of proxies from the Company’s shareholders for the Company’s 2022 annual meeting of shareholders. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a copy of the definitive proxy statement, an accompanying WHITE proxy card, any amendments or supplements to the definitive proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge in the “SEC Filings” subsection of the “Financial Information” section of the Company’s Investor Relations website at https://ir.usfoods.com/investors or by contacting the Company’s Investor Relations department at Melissa.Napier@usfoods.com, as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Participants in the Solicitation

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s shareholders in connection with matters to be considered at the Company’s 2022 annual meeting of shareholders. Information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers is included in the Company’s Proxy Statement on Schedule 14A for its 2021 annual meeting of shareholders, filed with the SEC on April 2, 2021, the Company’s Annual Report on Form 10-K for the year ended January 1, 2022, filed with the SEC on February 17, 2022, and in the Company’s Current Reports on Form 8-K filed with the SEC from time to time. Changes to the direct or indirect interests of the Company’s directors and executive officers are set forth in SEC filings on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4. These documents are available free of charge as described above. Updated information regarding the identities of potential participants and their direct or indirect interests, by security holdings or otherwise, in the Company will be set forth in the definitive proxy statement for the Company’s 2022 annual meeting of shareholders and other relevant documents to be filed with the SEC, if and when they become available.